EXHIBIT 99.1 – PRESS RELEASE

UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND II ANNOUNCES FORMAL DISSOLUTION

BIRMINGHAM, Mich., November 8, 2018 – Uniprop Manufactured Housing Communities Income Fund II (the “Partnership”) announced that, pursuant to its plan of dissolution (the “Plan of Dissolution”), agreement of limited partnership (the “Partnership Agreement”), and applicable law, it filed a certificate of cancellation (the “Certificate of Cancellation”) with the State of Michigan, effective November 7, 2018, in light of the conclusion of its sale of its final property, West Valley, and the subsequent “true up” period in connection with the sale.

The filing of the Certificate of Cancellation marks the official date of dissolution of the Partnership (the “Dissolution Date”), which is the record date for all liquidating distributions of the Partnership in connection with the winding up of its affairs by the general partner (the “General Partner”) of the Partnership. The Partnership has announced that, other than as contemplated above, no further ordinary or quarterly distributions are to occur.

“We are pleased to announce that West Valley, the last property of Uniprop Manufactured Housing Communities Income Fund II, was sold, and that the Partnership is now dissolved and winding up its affairs,” said Roger Zlotoff, the President and Chief Executive Officer of the Managing General Partner of the General Partner of the Partnership.

About Uniprop

Uniprop was founded in Birmingham, Michigan in 1974 as a diversified real estate equity investment firm. Initial equity capital was provided by individual “qualified investors.” The firm’s first investments were in office buildings, manufactured home communities, and other income producing properties.

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Uniprop with the Securities and Exchange Commission. Uniprop undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

FOR FURTHER INFORMATION:

For any questions, please call 1-877-231-3140 or visit our web-site at www.Uniprop.com.